EXHIBIT 99

Press Release

Sussex Bancorp
399 Route 23
Franklin, NJ  07416                               Contact: Candace Leatham
                                                    Senior Vice President/
                                                                 Treasurer
                                                            (973) 827-2914


FOR IMMEDIATE RELEASE

                            SUSSEX BANCORP ANNOUNCES
                                HIGHER EARNINGS;
                           ASSETS EXCEED $200 MILLION


Franklin, NJ, February 25, 2002-Sussex Bancorp (AMEX "SBB") announced net income of $795,000 for the year ended December 31, 2001, compare to net income of $767,000 for the prior year. Basic and diluted earnings per share for the year ended December 31, 2001 were $.48 and $.51 for the year ended December 31, 2000. Weighted average number of basic shares outstanding was 1,643,258 for 2001 and 1,494,671 for 2000. Weighted average number of diluted shares was 1,662,488 for 2001 and 1,506,088 for 2000.

The Company's total interest income increased to $11,589,000 for the year ended December 31, 2001 from $10,389,000 for the same period last year, reflecting a higher volume of earning assets. For the year ended December 31, 2001, the Company's non-interest income increased by $789,000 or 94.0%, to $1.6 million from $839,000. The increase in non-interest income reflects the contribution of Tri-State Insurance Agency, Inc., which the Company acquired on October 1, 2001. Tri-State produced $407,000 in commission revenue in the fourth quarter of 2001.

The loan loss provision for the year ended December 31, 2001 increased to $252,000 from $229,000 for the same period last year.

The Company's interest expense increased to $5,688,000 for the year ended December 31, 2001 from $4,837,000 for the same period last year. This increase reflects increases in the Company's total deposits to $178.6 million at December 31, 2001 from $140.9 million at December 31, 2000. In addition, the Company's total non-interest expense increased by $1.0 million, reflecting an additional $327,000 in non-interest expense from the operation of Tri-State and other increases associated with the Company's continued growth.

At December 31, 2001 the Company had total assets of $203.3 million, compared to total assets of $161.6 million at December 31, 2000.

The Company's total stockholders' equity at December 31, 2001 was $12,237,000. The Company maintained regulatory capital ratios of 8.45 % for Tier 1 capital to risk weighted assets, and 4.87% for its leverage ratio.

Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $.06 per share, payable on March 28, 2002 to shareholders of record as of March 8, 2002.

Sussex Bancorp is the holding company of the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey. The Bank owns Tri-State Insurance Agency, Inc., a full service insurance agency located in Augusta, New Jersey.


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